Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-188741) and Form S-4 (File No 333-260282) of First Internet Bancorp (the “Company”), of our reports dated March 14, 2023 on the consolidated financial statements of the Company as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022. We also consent to the incorporation by reference into those registration statements of our report dated March 14, 2023, on our audit of the internal control over financial reporting of the Company as of December 31, 2022, which report is included in this Annual Report on Form 10-K.

/s/ FORVIS, LLP (Formerly BKD, LLP)

Indianapolis, Indiana
March 14, 2023